UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 14, 2011

(Date of earliest event reported)

SIRONA DENTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22673	11-3374812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30-30 47th Avenue, Suite 500 Long Island City, New York		11101
(Address of principal executive offices)		(Zip Code)

(718) 937-5765

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 14, 2011, Sirona Dental Systems, Inc. (the “Company” or “Sirona”) entered into a senior credit facility (the “Senior Facilities Agreement”) with, among others, Schick Technologies, Inc., a New York company and wholly-owned subsidiary of Sirona (“Schick NY”), Sirona Dental Systems, LLC, Sirona Dental Services GmbH, Sirona Dental Systems GmbH, Sirona Immobilien GmbH, Sirona Technologie GmbH & Co. KG, J.P.Morgan Limited, UniCredit Bank AG and J.P. Morgan Europe Limited. Initial borrowings under the Senior Facilities Agreement were used to retire the outstanding borrowings under the Company’s previous credit facilities.

The Senior Facilities Agreement includes: (1) a term loan in an aggregate principal amount of $75 million (the “Facility A Term Loan”) available to the Company or Schick NY, as borrower; (2) a 120 million Euro revolving credit facility (“Revolving Facility B”) available to Sirona Dental Systems GmbH and Sirona Dental Services GmbH, as initial borrowers; and (3) a $100 million revolving credit facility (“Revolving Facility C”) available to the Company or Schick NY, as initial borrowers. The Revolving Facility B is available for borrowing in Euro or any other freely available currency agreed to by the facility agent. The facilities are made available on an unsecured basis. Subject to certain limitations, each European guarantor guarantees the performance of each European borrower, except itself, and each U.S. guarantor guarantees the performance of each U.S. borrower, except itself. There are no cross-border guarantees.

Of the amount borrowed under the Facility A Term Loan, 30% is due on November 16, 2015, and the balance is due on November 16, 2016. The loans under the Senior Facilities Agreement bear interest of Euribor, for Euro-denominated loans, and Libor for the other loans, plus an initial margin of 160, 85 and 110 basis points for the Facility A Term Loan, Revolving Facility B and Revolving Facility C, respectively.

The Senior Facilities Agreement contains a margin ratchet. Pursuant to this provision, which will apply from March 31, 2012 onwards, the applicable margin will vary depending on the Company’s leverage multiple (i.e. the ratio of consolidated total net debt to consolidated adjusted EBITDA as defined in the Senior Facilities Agreement) between 160 basis points and 215 basis points for the Facility A Term Loan, 85 basis points and 140 basis points for the Revolving Facility B, and 110 basis points and 165 basis points for the Revolving Facility C.

The Senior Facilities Agreement contains restrictive covenants that limit the Company’s ability to make loans, to incur additional indebtedness, and to make disposals, subject to agreed-upon exceptions. The Company has agreed to certain financial debt covenants in relation to the financing. The covenants stipulate that the Company must maintain certain ratios in respect of consolidated total net debt to consolidated adjusted EBITDA. If the Company breaches these covenants, the loans will be become repayable on demand.

On November 16, Sirona entered into 5-year payer interest rate swaps to fully hedge its 3-month LIBOR exposure. The terms of the swap reflect the term structure of the underlying loan. The effective nominal interest rate is expected to be 1.28% plus the applicable margin. Settlement of the swaps is required on a quarterly basis.

A copy of the Senior Facilities Agreement is filed herewith as Exhibit 10.35.

ITEM 9.01. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibit No.	Description

10.35	Senior Facilities Agreement between, among others, Sirona Dental Systems, Inc., Schick Technologies, Inc., Sirona Dental Systems, LLC, Sirona Dental Services GmbH, Sirona Dental Systems GmbH, Sirona Immobilien GmbH, Sirona Technologie GmbH & Co. KG, J.P.Morgan Limited, UniCredit Bank AG and J.P.Morgan Europe Limited, dated November 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRONA DENTAL SYSTEMS, INC.
(Registrant)
Date: November 18, 2011
	By:	/s/ Jonathan Friedman
Jonathan Friedman
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.35	Senior Facilities Agreement between, among others, Sirona Dental Systems, Inc., Schick Technologies, Inc., Sirona Dental Systems, LLC, Sirona Dental Services GmbH, Sirona Dental Systems GmbH, Sirona Immobilien GmbH, Sirona Technologie GmbH & Co. KG, J.P.Morgan Limited, UniCredit Bank AG and J.P.Morgan Europe Limited, dated November 14, 2011.